Fox-Pitt Kelton Financial Services Conference November 29, 2007

Stifel Profile General Parent Company: Stifel Financial Corp. (NYSE:SF) Nearly 3,000 associates in 170 offices U.S. and Europe Management and associates own in excess of 45% of the firm Strong financial performance; 2007 will mark 12 consecutive years of record net revenue Market Information Current Share Price $47.00 52 Week High/Low $63.00 - $37.00 Shares Outstanding (FD) 17.9 million Market Cap (FD) $860 million Book Value/Share $27.12

Diversified Business w/ Multiple Growth Channels Private Client Group Approximately 1,000 Financial Advisors in 152 offices throughout the United States Capital Markets Approx 400 associates in 20 U.S. offices and 3 offices in Europe. Full coverage of major domestic and European institutions Investment Banking Approximately 200 banking associates in 18 U.S. offices Banking Ability to offer lending products and services to existing private client customers. [pie chart & map of locations]

Strong Financial Performance - Record Results

Stifel Stock Performance as of 11/15/07 Number One Brokerage Stock (over the last 1, 3 and 5 Years)

Key Pricing Metrics

Award Winning Research Stifel is a leading "off Wall Street" equity research provider. Rankings: # 3 in WSJ's Best on the Street 2006 Analysts Survey # 1 batting average for firms with more than 32 qualifying analysts # 9 in the 2006 Forbes.com / StarMine Best Brokerage Analysts Survey

Broad-Based Research Across Market Cap Spectrums

Well Capitalized for Growth ($ in thousands) Total Assets $1,518,186 Stockholders' Equity $406,646 Debentures to: Stifel Financial Capital Trust II - LIBOR plus 1.70% (fixed at 6.38% until 9/30/10), due 9/30/35 $35,000 Stifel Financial Capital Trust III - LIBOR plus 1.85% (fixed at 6.79% until 6/6/12), due 6/6/37 $35,000 Stifel Financial Capital Trust IV - LIBOR plus 1.85% (fixed at 6.78% until 9/6/12), due 9/6/37 $35,000 Total Debentures (average 6.65% per annum) $105,000 Total Capitalization $511,646 Ratios: Equity to Assets 27% Capitalization to Assets 34% Debentures to Equity 26% NOTE: On November 28, 2007, Stifel Financial Corp. (the "Company") purchased $10.0 million par value of 6.78% Cumulative Trust Preferred Securities in an open market transaction for $6.25 million. The Cumulative Trust Preferred Securities were originally offered and sold in a $35.0 million private placement by Stifel Financial Capital Trust IV, a non-consolidated wholly-owned Delaware business trust subsidiary of the Company, on June 28, 2007. As a result of this repurchase, the Company expects to extinguish $10.0 million of its debenture to Stifel Financial Capital Trust IV in the fourth quarter and record an approximate $3.75 million gain before certain expenses and taxes.